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                                                                   EXHIBIT 10.32


                    LIMITED TERM FIRM POWER SUPPLY AGREEMENT

                                     BETWEEN

                         RAVENSWOOD ALUMINUM CORPORATION

                                       AND

                               OHIO POWER COMPANY



                                                                    JULY 1, 1996
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                                TABLE OF CONTENTS

I.    ARTICLE ONE         Definitions.......................................  2
         Section 1.01     Alphabetical List of Definitions..................  2
II.   ARTICLE TWO         Facilities to Be Provided.........................  6
         Section 2.01     Facilities to be Provided by Ohio.................  6
         Section 2.02     Facilities to be Provided by Ravenswood...........  6
         Section 2.03     Operation of Transmission, Substation and
                          Metering Facilities...............................  7
         Section 2.04     Rights of Access..................................  8
III.  ARTICLE THREE       Power Supply......................................  8
         Section 3.01     Total Contract Demand.............................  8
         Section 3.02     Characteristics of Power Supply................... 11
         Section 3.03     Power Factor...................................... 11
         Section 3.04     Measurement of Demand............................. 11
IV.   ARTICLE FOUR        Fuel Supply....................................... 12
         Section 4.01     Fuel Supply....................................... 12
         Section 4.02     Sulfur Dioxide Allowances......................... 12
V.    ARTICLE FIVE        Billing Rate for Ravenswood Plant................. 13
         Section 5.01     Ravenswood Plant Monthly Billing Rate............. 13
         Section 5.02     Ravenswood Plant Rebilling Adjustments............ 13


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         Section 5.03     Monthly Minimum Bill for Ravenswood
                          Plant............................................. 13
         Section 5.04     Surcharge Payments................................ 14
VI.   ARTICLE SIX         Billing and Payment............................... 14
         Section 6.01     Billings and Payments............................. 14
         Section 6.02     Estimated Billing................................. 15
         Section 6.03     Billing Disputes.................................. 15
         Section 6.04     Interest.......................................... 16
VII.  ARTICLE SEVEN       Term and Reduction in Operations.................. 16
         Section 7.01     Term of Agreement................................. 16
         Section 7.02     Transmission Service After Termination............ 17
         Section 7.03     Termination as Result of
                          Certain Conditions................................ 18

         Section 7.04     Reduction in Ravenswood Plant

                          Operations........................................ 20

VIII. ARTICLE EIGHT       General Provisions................................ 21
         Section 8.01     Use of Power by RAC............................... 21
         Section 8.02     Review and Recommendation by Ravenswood........... 22
         Section 8.03     Testing of Metering Facilities.................... 22
         Section 8.04     Accounts.......................................... 23
         Section 8.05     Penalty For Interruption.......................... 23
         Section 8.06     Notices........................................... 23

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         Section 8.07     Waiver............................................ 24
         Section 8.08     Successors and Assigns............................ 24
         Section 8.09     Termination of Prior Power Agreement.............. 24


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                    LIMITED TERM FIRM POWER SUPPLY AGREEMENT

                                     BETWEEN

                         RAVENSWOOD ALUMINUM CORPORATION

                                       AND

                               OHIO POWER COMPANY

           THIS LIMITED TERM FIRM POWER SUPPLY AGREEMENT ("Agreement") is entered into as of July 1, 1996, by and between Ohio Power Company, an Ohio Corporation ("Ohio") and Ravenswood Aluminum Corporation, a Delaware corporation ("RAC").

                                    RECITALS

         A. Ohio has provided electrical power to the Ravenswood aluminum reduction and fabrication facilities at Ravenswood, West Virginia, pursuant to a Power Agreement dated June 18, 1968 as amended from time-to-time (the "1968 Agreement") and a Supplemental Agreement thereto dated December 20,1985 (the "First Supplement");

         B. The 1968 Agreement and the First Supplement terminate July 31, 1998.

         C. The Parties desire to enter in a Limited Term Firm Power Supply Agreement (the "Agreement") which will supersede the 1968 Agreement and the First Supplement;

          THE PARTIES AGREE as follows:
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                                 I. ARTICLE ONE

                                   DEFINITIONS

         SECTION 1.01 ALPHABETICAL LIST OF DEFINITIONS

         The following terms when used herein shall have the meanings specified:

         AMERICAN ELECTRIC POWER SYSTEM (or "AEP System") means as of any time the then holding company system of American Electric Power Company, Inc., a New York corporation, as the term "holding company system" is defined in the Public Utility Holding Company Act of 1935.

         BILLING MONTH means the time elapsed between two successive meter readings, generally coinciding with calendar months, but not less than 28 days nor more than 35 days apart.

         BUSINESS DAY means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

         DELIVERY POINT means the point of interconnection between the Ohio Transmission Facilities and the Ravenswood Transmission Facilities located on the Ohio-West Virginia state boundary line on the Ohio side of the Ohio River opposite the Ravenswood Plant.

         DELIVERY POINT DEMAND means, for any period, an amount in kilowatts obtained by subtracting from (i) the Muskingum River Station Demand for such period, the amount of (ii) total kilowatt transmission losses from the 138-kV busses of Philip Sporn Station to the Delivery Point, applicable to such Muskingum River Station Demand, as determined by methods and procedures mutually agreed upon by the parties hereto.

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         EFFECTIVE DATE means that date on which this Agreement shall be placed into effect and shall be the first day of the calendar month immediately following the later of (a) the date on which this Agreement is executed, and (b) such date when all necessary approvals by the Public Utilities Commission of Ohio has been received.

         ENERGY DELIVERED means for any billing month an amount of kilowatthours equal to the sum of (i) the total metered kilowatthours of energy received by RAC in such month as recorded by the Metering Facilities located at the Metering Point, and (ii) the total kilowatthour transmission losses from the Delivery Point to the Metering Point, for such month, as determined by methods and procedures mutually agreed upon by the parties hereto, less (iii) any kilowatthours of energy provided under any other agreement or from any other suppliers.

         ENERGY GENERATED means for any billing month an amount of kilowatthours equal to the sum of (i) the Energy Delivered for such month, and (ii) the total kilowatthour transmission losses from the 138-kV busses of Philip Sporn Station to the Delivery Point, for such month, as determined by methods and procedures mutually agreed upon by the parties hereto.

         INGOT PRICE means the product of (a) the average daily cash price, in cents per pound U.S., for aluminum ingot on the London Metal Exchange as reported in Metals Week (published by McGraw Hill, Inc., 1221 Avenue of the Americas, New York, New York 10020) for the billing month, and (b) the quotient obtained by dividing (i) 95.5 (the Fixed-Weighted Price Index for Gross National Product for the fourth quarter of 1985 adjusted to 1987 dollars as published by the U.S. Department of Commerce or succeeding published report), by (ii) the Fixed-Weighted Price Index for Gross National Product as published by the U.S. Department of Commerce, for the quarter ending prior to the billing period. If the U.S. Department of Commerce ceases


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publishing the Fixed-Weight Price Index for Gross National Product, the parties will negotiate in good faith to select a substitute index which generally reflects price escalation in a similar manner as the Fixed-Weighted Price Index for Gross National Product.

         LIMITED TERM FIRM POWER means the capacity and energy which Ohio has committed to deliver under this Agreement, where such capacity and energy is not considered when determining the amount of generation necessary for the AEP System to own, install or otherwise acquire to meet its long-term planning obligations, including reserve requirements, and is subordinate to new and existing firm load commitments on the AEP System.

         METERING FACILITIES means a 138-kV metering installation owned by Ohio and located at the Ravenswood Substation, equipped with all the necessary metering transformers, meters, and instruments to accurately meter and record all the necessary electrical quantities with respect to the delivery and accounting of power and energy provided to the Ravenswood Plant.

         METERING POINT means the location of the Metering Facilities located in the Ravenswood Substation, for the Ravenswood Plant.

         METERING POINT DEMAND means the integrated load in kilowatts measured by the Metering Facilities at the Metering Point during any 30-minute period starting on the clock hour or half-hour in the period under consideration, less power provided under any other agreement or from any other suppliers during such 30-minute period.

         MUSKINGUM RIVER STATION means Units No. 1, No. 2, No. 3, No. 4 and No. 5, with all necessary equipment including a natural-draft cooling tower, and the coal storage pile and coal handling facilities located at the both ends of the coal belt conveyor.

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         MUSKINGUM RIVER STATION DEMAND means for the Ravenswood Plant for any period an amount in kilowatts equal to the sum of (i) the highest Metering Point Demand in such period, and (ii) the total kilowatt transmission losses from the 138-kV busses of Philip Sporn Station to the Metering Point, applicable to such highest Metering Point Demand, as determined by methods and procedures mutually agreed upon by the parties hereto.

         OHIO TRANSMISSION FACILITIES means (a) two double-circuit 138-kV steel tower transmission lines including right-of-way, towers, insulators and conductors, approximately 5.6 miles long and extending from the 138-kV bus of the Philip Sporn Station to the Delivery Point, and (b) any additional similar lines which the parties may from time to time agree are necessary or desirable for the delivery of the Ravenswood Power Requirement to the Ravenswood Plant or which Ohio may install upon written request made by Ravenswood.

         RAVENSWOOD PLANT means the combined smelter plant and fabrication plant facilities owned and operated by RAC for reducing alumina and fabricating aluminum, located on a site adjoining the Ohio River near the town of Ravenswood, West Virginia.

         RAVENSWOOD POWER REQUIREMENT means the aggregate requirements of the Ravenswood Plant for electric power and energy from time to time utilized in the reduction of alumina, fabrication of aluminum and the operation of associated facilities at the Ravenswood Plant.

         RAVENSWOOD SUBSTATION means the facilities owned by RAC and located at the Ravenswood Plant, suitable for receiving the power and energy delivered by Ohio at the Delivery Point for the Ravenswood Power Requirement, including six 138-kV line terminal positions with circuit breakers and all necessary related equipment for switching, and including accessory


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equipment for protection and for operation of the transmission lines terminating at the Ravenswood Substation.

         RAVENSWOOD TRANSMISSION FACILITIES means the two, double-circuit 138-kV steel tower transmission lines owned by Ravenswood, extending from the Delivery Point to the Ravenswood Substation, and any additional transmission lines which RAC may provide subsequent to the date hereof.

                                 II. ARTICLE TWO

                            FACILITIES TO BE PROVIDED

SECTION 2.01      FACILITIES TO BE PROVIDED BY OHIO

         Ohio shall operate and maintain in accordance with the reasonable commercial practices applicable thereto (a) Ohio Transmission Facilities and (b) Metering Facilities required for the delivery of electric energy under the terms and conditions of this Agreement.

SECTION 2.02      FACILITIES TO BE PROVIDED BY RAVENSWOOD

         1. RAC shall, from time to time, carry out such alterations of, and shall make such additions to the Ravenswood Substation, other than in respect of the Metering Facilities provided therein by Ohio, in accordance with the reasonable commercial practices applicable thereto for receiving the Ravenswood Power Requirement; and RAC shall make, in connection with the aforesaid alterations and/or additions, such alterations and additions to equipment at Ravenswood Substation which will, when coordinated with similar equipment on the system of Ohio, be adequate to provide appropriate communication and load telemetering service between the Ravenswood Substation and dispatching points on Ohio's generating and transmission system.

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         2. The parties believe that the two double-circuit 138-kV transmission lines which comprise the Ravenswood Transmission Facilities as of the date of this Agreement and the Ravenswood Substation as of the date of this Agreement, will provide adequate current carrying capacity and are suitable for the delivery of the Ravenswood Power Requirement to the Ravenswood Plant. In the event that RAC finds that it requires alterations of and/or additions to the Ravenswood Transmission Facilities for greater reliability of the electric power service provided hereunder, RAC may request that Ohio estimate the cost. If RAC accepts the estimate and instructs Ohio to proceed, Ohio will design and make any such alterations and/or additions for RAC. Ohio agrees that it shall expeditiously make the alterations and/or additions so requested by RAC. RAC agrees to reimburse Ohio for labor, material costs and other expenses (including applicable overhead costs and profit) incurred by Ohio in designing and making such alterations and/or additions, up to the amount of the estimate. RAC may elect to have the alteration or addition designed and constructed by another party.

SECTION 2.03      OPERATION OF TRANSMISSION, SUBSTATION AND METERING FACILITIES

         1. Ohio and RAC shall cooperate in the coordination of operation and maintenance of the Ohio Transmission Facilities, Ravenswood Transmission Facilities, Ravenswood Substation and the Metering Facilities so as to obtain safe, reliable and satisfactory performance of such facilities. Each party shall have the obligation to maintain its respective facilities, and to make all necessary tests, adjustments, settings and repairs thereto and other related facilities owned by it, to assure that these facilities will operate in a safe, efficient and dependable manner and will not jeopardize the equipment or service required of each hereunder.

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         To the extent requested by RAC by written order, Ohio shall estimate the cost to perform maintenance and testing of RAC's facilities. If RAC accepts the estimate and instructs Ohio to proceed, Ohio shall perform the maintenance and testing work on RAC's facilities, and RAC shall reimburse Ohio for labor, material costs and other expenses (including applicable overhead costs and profit) incurred by Ohio in performing such work, up to the amount of the estimate. RAC may elect a different maintenance and testing program or may elect to have the maintenance and testing performed by another party.

         2. RAC and Ohio agree to negotiate in good faith if Ohio identifies a need to install, operate and maintain one line tap from the Ravenswood Substation for the purpose of serving additional load or enhancing system transmission reliability in the future.

SECTION 2.04               RIGHTS OF ACCESS

         RAC shall grant to Ohio throughout the term of this Agreement all rights in or on RAC property including rights of ingress or egress reasonably necessary for Ohio to fulfill its responsibilities hereunder for the installation, operation, maintenance, testing and replacement of facilities of Ohio in or on Ravenswood property. Upon the termination or cancellation of this Agreement, Ohio may, at its option and at its expense, and for a period of twelve months following termination or cancellation, remove any of its facilities from RAC's property. Any facilities not removed during such twelve month period, at RAC's option, shall become the property of RAC.

                               III. ARTICLE THREE

                                  POWER SUPPLY

SECTION 3.01      TOTAL CONTRACT DEMAND FOR RAVENSWOOD  PLANT

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         1. Contract Demand. The Total Contract Demand shall be the all time peak Delivery Point Demand but not be less than 357,000 kilowatts, except as otherwise provided in Section 7.04, nor more than 365,000 kilowatts. During the term of this Agreement, Ohio shall be the sole source of the Ravenswood Power Requirement, up to 365,000 kilowatts. If, at any time, the Delivery Point Demand exceeds 365,000 kilowatts, then, for the Billing Month in question and each month thereafter for a total of 24 months, notwithstanding the expiration of this Agreement, RAC shall pay, in addition to the charges specified in Article 5 and Section 7.04, a demand charge. The demand charge shall be calculated by multiplying the (1) difference between the Delivery Point Demand for the billing month minus the 365,000 kilowatts by (2) the applicable demand charge per kilowatt specified in Ohio's Schedule GS-4, or any superseding tariff applicable to firm service at 138 kV to Ohio's largest industrial customers, then on file with the Public Utilities Commission of Ohio.

         2. Delivery of Contract Demand. Ohio shall, subject to the provisions of paragraphs 3 and 4 of this Section 3.01, deliver at the Delivery Point the power and energy associated with the Ravenswood Plant at any and all times, on and after the Effective Date, in the amounts required by RAC up to the sum of the Total Contract Demand For Ravenswood Plant then in effect. Ohio agrees to negotiate in good faith if RAC desires to increase the Total Contract Demand for Ravenswood Plant above 365,000 kilowatts during the term of this Agreement.

         3. Interruption of Limited Term Firm Power. The parties agree that Ohio's obligation hereunder to deliver the power and energy associated with the Ravenswood Plant at the Delivery Point, at any time during the term of this Agreement on a limited term firm power basis shall be subordinate to the AEP System's state and federal jurisdictional load requirements, firm power


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contractual requirements, and limited term firm contracts entered into before
July 1, 1996. In the event of a shortage of generating capacity of the AEP System that cannot be alleviated by purchases from sources of generation on interconnected systems, RAC will be requested to curtail, only if the AEP System control center reasonably finds that the AEP System's state and federal jurisdictional internal load requirements, firm power contracts, and limited term contracts entered into prior to July 1, 1996 cannot be supplied by (1) interrupting interruptible customers to the full extent permitted by contract or tariff, (2) using supplementary oil firing, auxiliary boiler firing, emergency hydroelectric and extra loading capability, (3) curtailing to the extent permissible and practicable the AEP System's generating station use and unessential building load, (4) reasonable voltage reduction, (5) interrupting special interruptible loads, (6) curtailing non-firm off-system transactions and
(7) curtailing limited term contracts entered into after July 1, 1996. RAC shall promptly adjust the Ravenswood Plant Delivery Point Demand, whenever Ohio gives notice to Ravenswood Plant by telephone or otherwise requesting a reduction thereof by reason that there is a limitation of the supply to the Ravenswood Plant. Ohio shall use its best efforts to eliminate such limitation of supply of the Ravenswood Power Requirement with utmost dispatch including, without limitation, purchasing energy regardless of price that is legally available after providing for emergency power needs and higher priority customer classes. Ohio shall use its best efforts to comply with the Emergency Operating Plan of the System Operation Department of the American Electric Power System as then in effect. Ohio shall give RAC prior written notice disclosing any intended revisions to the Emergency Operating Plan of the American Electric Power System and shall provide RAC with a reasonable opportunity to comment on such revisions before implementation thereof. Ohio will notify RAC about any such impending reduction of the


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Ravenswood Power Requirement as far in advance of the possible necessity therefor as may be practicable under the circumstances, including providing access to its customer communications system now under development under terms and conditions generally applicable thereto, and shall allow RAC the maximum period of time possible under the circumstances to effect such reduction.

SECTION 3.02      CHARACTERISTICS OF POWER SUPPLY

         1. All electric service provided hereunder shall be three-phase, 60-cycle, at a nominal voltage of 138-kV. Ohio and RAC shall cooperate with each other to regulate the voltage at the 138-kV bus of the Ravenswood Substation within plus or minus five percent (5%). All electric power and energy supplied hereunder will be delivered at the Delivery Point.

SECTION 3.03      POWER FACTOR

         1. The power factor of the Ravenswood Plant at any time, as of the Delivery Point, computed from meter readings at the Metering Point with correction for losses back to the Delivery Point by methods mutually agreed to, shall not be less than ninety percent (90%). The parties recognize and agree that the Ravenswood Plant has operated at an eighty-nine percent power factor without burdening Ohio's facilities. In certain instances and for certain periods of time a power factor lower than eighty-nine percent may be tolerated by Ohio without undue burden and in such instances Ohio shall be the sole judge of the measures or extent of the corrective action necessary. Ohio shall not be liable for any damage to RAC as a result of low voltage or other conditions arising from Ravenswood's failure to maintain a ninety percent (90%) power factor.

SECTION 3.04      MEASUREMENT OF DEMAND

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         1. Whenever it is necessary to measure any demand relative to the power supplied hereunder, such demand shall be taken as the highest simultaneous integrated load in kilowatts at the point of determination during any 30-minute period starting on the hour or half-hour in the period under consideration.

                                IV. ARTICLE FOUR

                                   FUEL SUPPLY

SECTION 4.01      FUEL SUPPLY

         RAC shall have no rights of approval associated with operations or investments at or fuel supply arrangements for the Muskingum River Plant, including any right to approve any potential investment in or disposition of property at Central Ohio Coal.

SECTION 4.02      SULFUR DIOXIDE ALLOWANCES

         Upon the effective date of this agreement, RAC agrees to relinquish all of its claims, if any, to the sulfur dioxide emission allowances associated with the Muskingum River Plant acquired at any time prior to, during or subsequent to the term of this Agreement. Ohio is solely responsible for operating the Muskingum River Plant in compliance with all applicable federal, state and local laws, regulations, rules and orders. Ohio shall indemnify and hold RAC harmless from all liabilities, damages and costs (including legal fees) arising out of any claim by other than RAC, that by virtue of this Agreement, the 1968 Power Agreement or the First Supplement, RAC is an owner of Muskingum River Plant. This indemnification shall survive termination of this Agreement.

         Ohio agrees that during the term of the current contract and during the term of this Agreement, RAC shall not be responsible for the provision of emission allowances or for the

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payment of any fees associated with emission allowances, except as otherwise reflected in the billing described above.

                                 V. ARTICLE FIVE

                        BILLING RATE FOR RAVENSWOOD PLANT

SECTION 5.01      RAVENSWOOD PLANT MONTHLY BILLING RATE

         From and after the Effective Date set forth in Article I, RAC shall pay Ohio twenty-six mills/kilowatthour (26 mills/kWh) applied to the Energy Delivered for Ravenswood Plant during the Billing Month.

SECTION 5.02      RAVENSWOOD PLANT REBILLING ADJUSTMENTS

         For the period beginning July 1, 1996 until the Effective Date as defined in Article I, the Ravenswood Plant billings shall be recalculated by Ohio under the rates set forth in this Article 5 within thirty (30) days of the Effective Date and a billing settlement made within ninety (90) days of the Effective Date without any interest charges. Thereafter, interest shall accrue as set forth in Section 6.04.

SECTION 5.03      MONTHLY MINIMUM BILL FOR RAVENSWOOD PLANT

         The monthly Minimum Billing Kilowatthours for the Ravenswood Plant shall be calculated as the product of (1) the Total Contract Demand For Ravenswood Plant multiplied by (2) a ninety percent (90%) load factor and (3) the number of hours in the Billing Month. If the Minimum Billing Kilowatthours is greater than the Energy Delivered for the same billing month, then the difference shall be billed at a rate of fifteen mills/kilowatthour (15 mills/kWh) and added to the charges specified in Section 5.01, plus the demand charge specified in Section 3.01, paragraph

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1, if applicable, plus surcharge payments specified in Section 5.04, if applicable, such sum being the Monthly Minimum Bill for Ravenswood Plant.

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SECTION 5.04      SURCHARGE PAYMENTS

         RAC shall make surcharge payments over and above the rate set forth in
Section 5.01 until the amount of Twenty-Two Million dollars ($22,000,000) has been reduced to zero or until July 31, 1998 (whichever occurs first) as follows:

         1.       During any billing period that the Ingot Price is above
                  65 cents/lb but equal to or less than 70 cents/lb, the surcharge payment will be at the rate of 1.5 mills/Kwh applied to the greater of (a) the kilowatthours of billed energy during that billing period, or (b) 136,457,755 kilowatthours.

         2.       During any billing period that the Ingot Price is above
                  70 cents/lb but equal to or less than 75 cents/lb, the surcharge payment will be at the rate of 3.0 mills/kWh applied to the greater of (a) the kilowatthours of billed energy during that billing period, or (b) 136,457,755 kilowatthours.

         3.       During any billing period that the Ingot Price is above
                  75 cents/lb but equal to or less than 80 cents/lb, the surcharge payment will be at the rate of 4.5 mills/kWh applied to the greater of (a) the kilowatthours of billed energy during the billing period, or (b) 136,457,755 kilowatthours.

         4.       During any billing period that the Ingot Price is above
                  80 cents/lb the surcharge payment will be at the rate of 6.0 mills/kWh applied to the greater of (a) the kilowatthours of billed energy during the billing period, or (b) 136,457,755 kilowatthours.

                                 VI. ARTICLE SIX

                               BILLING AND PAYMENT

SECTION 6.01      BILLINGS AND PAYMENTS.

         As soon as possible after the close of each month, Ohio shall render a bill to RAC for the total amounts due hereunder during such month. Any credit or charge computed pursuant to Section 6.02 shall be made in the bill rendered for the month immediately following the last month of the period for which such billing adjustment applies. Bills rendered shall be paid by RAC by


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wire transfer of funds within ten (10) business days after receipt thereof including facsimile receipt. Payment is deemed to be made upon receipt by Ohio. The bills shall be subject to such subsequent corrections as may be appropriate as a result of audits by either party made for the purpose of verification or otherwise, for a period of three (3) years from the date of the bill.

SECTION 6.02      ESTIMATED BILLING.

         The parties recognize that as many as twenty (20) days may be required after the close of each calendar month to assemble all of the data required to compute and render such statements. Accordingly, Ohio, may, at its option, render an estimated statement to RAC promptly after the close of each month, in which event any necessary adjustments to conform such estimated statement with the final statement shall be added or credited against the statement for the next succeeding month.

SECTION 6.03      BILLING DISPUTES.

         If at any time there shall be a dispute or difference of opinion between Ohio and RAC in respect of the amount of any payment made or to be made by RAC to Ohio hereunder, RAC shall pay at the time fixed for payment hereunder the amount billed or any amounts which RAC does not contest as being due and payable, but payment of any such amount shall in no event be deemed an admission that such amount was properly due and payable. RAC shall deliver to Ohio a written statement of its reasons for withholding payment from its current payments or refusal to pay the balance of any current invoice, and the parties shall endeavor to resolve their differences within 30 days after delivery by RAC of such written statement before exercising their other rights at law.

SECTION 6.04      INTEREST.

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         Any time interest is required to be paid or calculated hereunder, interest shall be calculated at the one month commercial paper rate for the most recent billing month available plus twenty basis points. Interest shall be calculated from the due or payment date to the date paid based on a 360 day year and 30 day month. The monthly commercial paper rate shall be as shown on the "Federal Reserve Statistical Release," Report Number H.15, Selected Interest Rates, or any comparable successor publication of the Federal Reserve Board or any successor federal agency.

                               VII. ARTICLE SEVEN

                        TERM AND REDUCTION IN OPERATIONS

SECTION 7.01      TERM OF AGREEMENT

         This Agreement shall become effective on the Effective Date and, unless terminated in accordance with the provisions of Section 7.03, the term of this Agreement shall extend until July 31, 2003. At the end of the term, RAC agrees to relieve Ohio of any obligation Ohio may have to provide electric service to the Ravenswood Plant so long as, pursuant to Section 7.02, Ohio provides transmission service after termination or RAC makes alternative supply arrangements. Ohio agrees that Ohio will not seek to impose specifically upon RAC and Ohio agrees RAC shall not be responsible to pay to Ohio any stranded costs or stranded investment charge which is based on prior purchases by RAC from Ohio and the investment in Muskingum River Station and/or Ohio Transmission Facilities being no longer used and useful in serving RAC as a result of RAC obtaining service from a third party source.

SECTION 7.02      TRANSMISSION SERVICE AFTER TERMINATION

         1. Following the end of the term, and as provided in paragraph 4 of
Section 7.03 and paragraph 2 of Section 7.04, Ohio and the AEP System agree to provide transmission for electric


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power and ancillary services purchased by RAC from any sellers to the Ravenswood
Plant across the transmission system of the AEP System, including then existing Ohio Transmission Facilities, to the extent permitted by law, under such rates, terms and conditions as filed with the Federal Energy Regulatory Commission for comparable service or in accordance with any future laws enacted by the State of Ohio or future regulations duly adopted by the Public Utilities Commission of Ohio so long as Ohio's provision of transmission service to RAC does not obligate Ohio to provide such service to any other retail customer(s) of Ohio.
To the extent permitted by law, such transmission may be provided directly to RAC or to an entity designated by RAC which will deliver the electric power to the Ravenswood Plant.

         2. If transmission service is not lawfully permitted or if Ohio is required to provide transmission service to other retail customer(s) as a result of offering said transmission service to RAC, the parties agree to negotiate in good faith for the provision of retail electric service to the Ravenswood Plant. If Ohio is not obligated to provide transmission service to RAC because Ohio would be required to provide transmission service to other retail customer(s) as a result of offering said service to RAC, then RAC shall have the unilateral right to extend the term of this Agreement for up to an additional eighteen months from the date this Agreement otherwise expired until such time as a) the parties negotiate a replacement agreement, b) Ohio provides transmission service to RAC, or c) RAC makes alternative supply arrangements, whichever occurs first.

         3. With respect to RAC's right to make alternative supply arrangements under Section 7.03(2)(c), Ohio and American Electric Power System will not oppose a supply arrangement whereby any person or entity, whether affiliated with RAC or not, engages in a wholesale


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purchase of electricity to be sold to RAC at retail, provided that any such arrangement a) is formed in accordance with any applicable laws, rules, and regulations, b) does not provide electric service to any customer(s) of Ohio or American Electric Power System, and c) does not impose an obligation upon Ohio or American Electric Power Service Corporation to extend such a supply arrangement to other customers as a result of not opposing this arrangement with RAC. Ohio will provide transmission service to such person or entity in accordance with Section 7.02, paragraph (1) above.

SECTION 7.03      TERMINATION AS RESULT OF CERTAIN CONDITIONS

         If any regulatory agency having jurisdiction over the rates charged under this Agreement takes final action which has the effect of substantially modifying the rates specified herein, or said regulatory agency fails to treat the Muskingum River Plant as a dedicated facility to the Ravenswood Plant for ratemaking purposes and the rates established herein as being reasonable for purposes of an application for a change in rates pursuant to Section 4909.18, Revised Code, the adversely affected party will have the option to terminate this Agreement subject to the following conditions. The option to terminate may be exercised only for the foregoing reasons and only within a period of six months following such regulatory action, or if such regulatory action is the subject of litigation, within six months after a final judgment is rendered in such litigation. Such option may be exercised only by the adversely affected party giving written notice to the other party of said party's determination to terminate the Agreement. A termination under this Section 7.03 will have the following consequences:

         1. Survival Of Rights and Covenants. The following rights and covenants will survive in all circumstances:

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
            A. The respective rights and responsibilities of the parties with respect to operation of transmission, substation and metering facilities and line tap as described in Section 2.03;

            B. The respective rights and responsibilities of the parties with respect to sulfur dioxide emissions as described in Section 4.02;

            C. Ohio's agreement to hold RAC harmless from stranded costs as described in Section 7.01; and

            D. RAC's rights to utilize transmission facilities after June 30, 1998 for service to the Ravenswood Plant as described in Section 7.02.

         2. Termination on or before December 31, 1996. The 1968 Agreement and First Supplement shall be reinstated, and all billings under this Agreement shall be recalculated retroactively pursuant to the 1968 Agreement and First Supplement as though this Agreement had never been in force and effect.

         3. Termination after December 31, 1996 but on or before June 30, 1998. The 1968 Agreement and First Supplement shall be reinstated as of the beginning of the next billing month. As of the date of such reinstatement, the memorandum account under section 10.4 of the 1968 Agreement shall be Twenty-Two Million dollars ($22,000,000) less any amounts billed as surcharge payments pursuant to section 5.04 of this Agreement.

         4. Termination after June 30, 1998. The parties agree to negotiate in good faith for a replacement agreement, which shall relate back to July 1, 1988. In the event that the parties are unable to agree on a replacement agreement, either may apply to the Public Utilities Commission of Ohio for a determination of the applicable rate, terms and conditions. Regardless of whether


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either party makes application to the PUCO, RAC may elect transmission service pursuant to the provisions of Section 7.02, above.

SECTION 7.04      REDUCTION IN RAVENSWOOD PLANT OPERATIONS

         1. RAC may, by written notice, reduce the Total Contract Demand for the Ravenswood Plant in decrements of at least thirty-five megawatts (35 MW) for a period of no less than six months. Upon giving such notice, RAC shall elect to either: (a) permanently reduce the Total Contract Demand under Section 3.01 pursuant to paragraph 2 of this Section; or (b) temporarily adjust the Minimum Billing Kilowatthours and thereby the Monthly Minimum Bill for Ravenswood Plant under Section 5.03 pursuant to paragraph 3 of this Section.

         2. Reduce Total Contract Demand. RAC may elect to permanently reduce the Total Contract Demand, as provided in this Agreement. Ohio may treat notice pursuant to this option as a permanent reduction in the Total Contract Demand for the remaining term of this Agreement.

         If RAC should subsequently desire to increase the Total Contract Demand from a reduced level pursuant to this option, Ohio shall have the right, but not the obligation, to provide such restored demand pursuant to this Agreement by consenting to an increase from the reduced level of the Total Contract Demand. If Ohio elects not to provide under the terms of this Agreement the power which RAC seeks to restore, Ohio shall provide transmission pursuant to the provision of Section 7.02 as to that portion of the reduced demand which Ohio elects not to serve.

         3. Adjust Minimum Billing Kilowatthours. RAC may elect to adjust the calculation of the Minimum Billing Kilowatthours set forth in Section 5.03 by substituting the following calculation:

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

         (a) All Energy Delivered for Ravenswood Plant during the Billing Month shall be billed in accordance with Section 5.01; and

         (b) The amount by which demand was reduced pursuant to the notice given by RAC shall be multiplied by a ninety percent (90.0%) load factor and the number of hours in the Billing Month, with the resulting kilowatthours charged at a rate of five mills per kilowatthour (5 mills/Kwh); and

         (c) The Minimum Billing Kilowatthours determined in accordance with Section 5.03 shall be reduced by the kilowatthours in paragraph 3(b), above, with the remaining kilowatthours, if any, charged at a rate of fifteen mills per kilowatthour (15 mills/kWh).

         If RAC should subsequently elect to increase the amount of demand reduced pursuant to the notice, Ohio shall provide such increased power and energy in accordance with the terms of this Agreement.

                               VIII. ARTICLE EIGHT

                               GENERAL PROVISIONS

SECTION 8.01      USE OF POWER BY RAC

         Power and energy supplied hereunder shall be used by RAC only for the production of aluminum and the fabrication of aluminum products and for other associated operations, and shall not be resold or otherwise furnished by RAC to any other party.

SECTION 8.02      REVIEW AND RECOMMENDATION BY RAVENSWOOD

         It is recognized that the construction, operation and maintenance of the facilities referred to in Section 2.01 are the responsibility of Ohio and that the reliability thereof have a direct relation to the operations, efficiency and reliability of the Ravenswood Plant. RAC may from time to time review and discuss with Ohio its construction, operation and maintenance plans,

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
practices and procedures and make recommendations with respect thereto, which in RAC's judgment may provide greater reliability, and which Ohio in its sole judgment may adopt.

SECTION 8.03      TESTING OF METERING FACILITIES

         Ohio shall maintain the Metering Facilities at the Ravenswood Plant which are necessary to provide complete information regarding the use of power and energy for dispatching and billing purposes. RAC may, at its option and expense, install check meters. Ohio will make such periodic tests and inspections of its meters as may be necessary to maintain the same at the highest practicable commercial standard of accuracy, and will advise RAC promptly of the results of any such test which shows any inaccuracy more than one percent (1.0%) slow or fast. RAC shall be given notice of and may have representatives present at such tests and inspections. Ohio, at its option, may make additional tests of its meters at the request of RAC and in the presence of Ravenswood representatives. If such periodic or additional tests show that a meter used for billing is accurate within one percent (1.0%) slow or fast, no correction shall be made in the billing to RAC; but if any such tests show that such meter is inaccurate by more than one percent (1.0%) slow or fast, correction shall be made in the billing to Ravenswood for the previous month or from the date of the latest test if within the previous month and for the elapsed time in the month during which the test was made, provided that no correction shall be made for a longer period than that during which it may be determined by mutual agreement that the inaccuracy existed.

SECTION 8.04      ACCOUNTS

         Ohio shall keep books of account in accordance with the FERC Uniform System of Accounts and such other systems prescribed by other governmental regulatory authorities having


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jurisdiction as may be applicable. In addition, Ohio shall keep such records and memorandum accounts as may be required for the computation of amounts payable by RAC hereunder.

SECTION 8.05      PENALTY FOR INTERRUPTION

         Ohio shall not be responsible for cost of repair or restart of any portion of the Ravenswood Plant suffering damage as a result of interruption of service for reasons beyond Ohio's control, including interruption caused by the physical inability of the transmission system to deliver power to the Ravenswood Plant, or if energy is not available despite Ohio's best-efforts attempt to purchase such power pursuant to Ohio's obligations set forth in Section 3.01, paragraph 3.

SECTION 8.06      NOTICES

         All notices under this Agreement shall be in writing, and if to Ohio, shall be sufficient in all respects if delivered in person to its President or sent by registered mail addressed to it at its office at One Riverside Plaza, Columbus, Ohio 43215, or at any subsequent address of which Ohio may notify RAC in writing; and if to RAC, shall be sufficient in all respects if delivered in person to its President or sent by registered mail addressed to RAC at Route 2, South, Willow Grove Road, P.O. Box 98, Ravenswood, WV 26164, or at any subsequent address of which RAC may notify Ohio in writing.

SECTION 8.07      WAIVER

         The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

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SECTION 8.08      SUCCESSORS AND ASSIGNS

         This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but this Agreement may not be assigned by either party without the written consent of the other, which consent shall not be unreasonably withheld.

SECTION 8.09      TERMINATION OF PRIOR POWER AGREEMENT

         On the Effective Date of this Agreement, the Power Agreement dated December 2, 1955 and the Agreement dated June 18, 1968 and the First Supplemental Agreement dated December 20, 1985 shall terminate and any rights or obligations which may have arisen thereunder shall be extinguished, except as to
(a) the right of Ohio to receive payment for electric energy delivered and not yet paid for, (b) the making of adjustments required to correct clerical or arithmetical errors in billings rendered within three years prior to the Effective Date, and (c) the finalization of estimated billing items not previously finalized. RAC shall have the right, at such reasonable times as it deems appropriate during a period of two years immediately following the Termination Date, to inspect all books, records and accounts pertaining to the operation of Ohio and to make such audits thereof as RAC may deem necessary to protect its interests in respect of this Section.

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
         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year last below written.

                                            OHIO POWER COMPANY

                                            By:/s/    WILLIAM J. LHOTA
                                               ---------------------------------
                                                      (President & C.O.O.)

Date:  As of June 28, 1996

                                            RAVENSWOOD ALUMINUM CORPORATION

                                            By:/s/    GERALD J. KITCHEN
                                               ---------------------------------
                                                       (Vice President)

Date:  As of June 26, 1996

The signature of American Electric Power Company, Inc. is binding upon it only with respect to the obligations imposed by Article Seven, Section 7.02, subsections (1) and (3).

                                            AMERICAN ELECTRIC POWER COMPANY,INC.

                                            By:/s/    J. P. MALONEY
                                               ---------------------------------
                                                         (Vice President)

Date:  As of June 28, 1996

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